SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION


Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                             LaserSight Incorporated
                (Name of Registrant as Specified in Its Charter)

     (Name of Person(s) Filing Proxy Statement if other than the Registrant) Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      1)  Title of each class of securities to which transaction applies:

      2)  Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined)

      4)  Proposed maximum aggregate value of transaction:

      5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


      1)  Amount Previously Paid: ..............................................
      2)  Form, Schedule or Registration Statement No.: ........................
      3)  Filing Party: ........................................................
      4)  Date Filed: ..........................................................

                             LASERSIGHT INCORPORATED
                               12161 Lackland Road
                            St. Louis, Missouri 63146
                                     -------
                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD FEBRUARY 27, 1998
                                     -------

To the Stockholders:

      NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of LaserSight Incorporated (the "Company") will be held at the Sheraton Plaza Hotel, 900 West Port Plaza, St. Louis, Missouri 63146, on February 27, 1998 at 10:00 a.m., local time, solely for the following purposes:

      1. To vote on a proposal to approve and reserve for issuance shares of the Common Stock issuable (A) upon the conversion of the Company's Series B Convertible Participating Preferred Stock, $.001 par value, issued in an August 1997 private placement, (B) as dividends, if any, and other payments relating to such Series B Preferred Stock, and (C) upon exercise of related investor and placement agent warrants. Such approval will remove the 1,995,534 share limitation on the number of shares of Common Stock issuable upon conversion currently required by a listing rule of the Nasdaq Stock Market.

      2. To vote on a proposal to approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 20 million to 40 million.

      3. To vote on a proposal to approve an adjournment of the Special Meeting to another date or place for the purpose of soliciting additional proxies if there are not sufficient votes at the time of the Special Meeting to approve either or both of the foregoing proposals.

      The Board of Directors of the Company has fixed the close of business on January 16, 1998 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof.

      The enclosed proxy is solicited by the Board of Directors, which has unanimously recommended that stockholders vote FOR all proposals. Please refer to the attached Proxy Statement, which forms a part of this Notice and is incorporated herein by reference, for further information with respect to the business to be transacted at the Special Meeting.

      Whether or not you plan to attend the Special Meeting in person, it is important that you sign, date and return promptly the enclosed proxy in the envelope provided to assure that your shares are represented at the Special Meeting. If you later decide to attend the Special Meeting and wish to vote your shares in person, you may do so. Your prompt attention will be much appreciated.

                                    By Order of the Board of Directors,


                                    /s/ Gregory L. Wilson
                                    -------------------------
                                    Gregory L. Wilson
                                    Secretary

St. Louis, Missouri
January 30, 1998

     THE ENCLOSED PROXY, WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY, CAN BE RETURNED IN THE ENCLOSED ENVELOPE, WHICH
              REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                             LASERSIGHT INCORPORATED

                                    --------
                                 PROXY STATEMENT
                                    --------

                                  INTRODUCTION

General

     The enclosed proxy is solicited by and on behalf of the Board of Directors (the "Board of Directors") of LaserSight Incorporated, a Delaware corporation (the "Company"), in connection with the Special Meeting of Stockholders of the Company (the "Special Meeting") to be held at 10:00 a.m., local time, at the Sheraton Plaza Hotel, 900 West Port Plaza, St. Louis, Missouri 63146, on February 27, 1998, and any adjournment or postponement thereof. At the Special Meeting, stockholders will consider and vote on the following proposals:

         1. To approve and reserve for issuance shares of the Company's Common Stock, $.001 par value ("Common Stock"), issuable (A) upon conversion of shares of the Company's Series B Convertible Participating Preferred Stock, $.001 par value (the "Series B Preferred Stock"), issued in an August 1997 private placement, (B) as dividends, if any, and payments thereon, and (C) upon exercise of related investor and placement agent warrants (this proposal is referred to as the "1997 Private Placement Proposal"). Such approval would remove the 1,995,534 share limitation on the number of shares of Common Stock issuable upon conversion currently required by a listing rule of the Nasdaq Stock Market.

         2. To amend the Company's Certificate of Incorporation to increase the authorized number of shares of Common Stock from 20,000,000 to 40,000,000 (the "Charter Amendment Proposal").

         3. To approve an adjournment of the Special Meeting to another date or place for the purpose of soliciting additional proxies if there are not sufficient votes at the time of the Special Meeting to approve the 1997 Private Placement Proposal or the Charter Amendment Proposal (the "Adjournment Proposal").

     Only holders of record of shares of Common Stock at the close of business on January 16, 1998, the record date for the Special Meeting fixed by the Board of Directors, are entitled to vote at the Special Meeting. On that date, there were outstanding and entitled to vote at the Special Meeting 9,984,672 shares of Common Stock, each of which entitles its holder to one vote at the Special Meeting. Holders of the Series B Preferred Stock are not entitled to notice of, or to vote at, the Special Meeting. This Proxy Statement and accompanying proxy card are being mailed to stockholders on or about January 30, 1998.

     The cost of soliciting proxies will be paid by the Company. Proxies may be solicited by directors, officers and employees of the Company in person or by mail, telephone or facsimile transmission, but such persons will not be specially compensated for such services. Kissel-Blake Inc., 110 Wall Street, New York, New York 10005 (telephone: (212) 344-6733), has been retained to assist in soliciting proxies by mail, telephone, facsimile or personal solicitation for a fee of approximately $6,000, plus expenses.

     The Company's executive offices are located at 12161 Lackland Road, St. Louis, Missouri, 63146 (telephone: (314) 469-3220).

Voting and Revocation of Proxies

     All shares represented by the accompanying proxy, if the proxy is properly executed, returned and not revoked, will be voted as specified by the stockholder. If no contrary instructions are given, such shares will be voted FOR approval of the 1997 Private Placement Proposal, FOR approval of the Charter Amendment Proposal and FOR approval of the Adjournment Proposal. As of the date of this Proxy Statement, the Board of Directors does not know of any other matter which will be brought before the Special Meeting. Under the Company's bylaws, the only business that may be conducted at a special meeting of stockholders is that which is set forth in the related notice of meeting. Although not expected, if any other matter properly comes before the Special Meeting, or any adjournment or postponement thereof, which may properly be acted upon, the proxies solicited by this Proxy Statement will be voted on such matter in accordance with the discretion of the proxy holders named in such proxies.

     Any stockholder can revoke his or her proxy at any time before it has been voted by filing with the Secretary of the Company a written revocation of the proxy, by submitting a substitute proxy bearing a later date, or by voting in person at the Special Meeting.

     A majority of the outstanding shares of Common Stock, represented in person or by proxy, will constitute a quorum at the Special Meeting. Shares represented by proxies that reflect abstentions or "broker non-votes" will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Proxies that reflect abstentions as to a particular proposal will be treated as voted for purposes of determining the approval of that proposal and will have the same effect as a vote against that proposal.

     The affirmative vote of the holders of a majority of the shares of Common Stock cast at the Special Meeting is required to approve the 1997 Private Placement Proposal and the Adjournment Proposal. Proxies that reflect broker non-votes will be treated as unvoted for purposes of determining approval and will not be counted as votes for or against the 1997 Private Placement Proposal or the Adjournment Proposal. Because the Charter Amendment Proposal requires the approval of the holders of a majority of the shares of Common Stock outstanding, a broker non-vote will be counted as a vote against the Charter Amendment Proposal.


                                 PROPOSAL NO. 1:
                       APPROVAL OF 1997 PRIVATE PLACEMENT

Acquisition of the IBM Patents

     In a private placement completed on August 29, 1997 (the "1997 Private Placement"), the Company sold to four institutional investors a total of 1,600 shares of Series B Preferred Stock, and issued to such investors and to the Company's placement agent warrants to purchase a total of 790,000 shares of Common Stock (the "Series B Warrants"). The Company received gross proceeds of $16 million and net proceeds of approximately $14.8 million, after the payment of cash fees to its placement agent and estimated transaction expenses.(1) On the same date, the Company used such net proceeds to purchase several patents from International Business Machines Corporation ("IBM") relating to the use of ultraviolet light for laser vision correction as well as to all non-ophthalmic applications (the "IBM Patents"). The IBM Patents represent fundamental claims in 13 countries. The IBM Patents include patents for Far Ultraviolet Surgical

--------------------------
   (1) These amounts included $800,000 paid to the Company's placement agent and approximately $400,000 for legal, accounting, and other expenses.

and Dental Procedures, with an expiration date of November 2005 in the United States and expiration dates ranging from December 1998 to June 2005 in Australia, Austria, Belgium, Brazil, Canada, France, Germany, Italy, Japan, Spain, Sweden, Switzerland and the United Kingdom. The IBM Patents also include patents for Enhancement of Ultraviolet Light Ablation and Etching Organic Solids, with an expiration date of October 2008 in the United States and expiration dates ranging from July 2009 to October 2009, in France, Germany, Japan and the United Kingdom.

     As part of the same transaction, the Company also acquired, effective as of January 1, 1997, all of IBM's rights to royalty payments under IBM's pre-existing agreements licensing certain of the IBM Patents to Visx Inc. ("Visx") and Summit Technology, Inc. ("Summit Technology"). These license agreements require Visx and Summit Technology to each pay, during each six-month period, a royalty equal to 2% of their excimer laser revenues for such period that are covered by such patents. Under these agreements, the Company has received an aggregate of approximately $436,000 from Visx and Summit Technology for first half of 1997 and is due to receive from Visx and Summit Technology royalty payments within 60 days after the end of each subsequent six month period thereafter throughout the term of the IBM Patents.

Licensing Arrangements

     In September 1997, the Company received a $4.0 million lump-sum payment for its grant of an exclusive, world-wide, royalty-free license to a third party covering the use of the IBM Patents in the vascular and cardiovascular fields.

     In January 1998, the Company entered into definitive agreements with Nidek Co., Ltd., a Japanese surgical and diagnostic products company ("Nidek"), that provide for the Company to grant to Nidek certain rights in the IBM Patents in exchange for Nidek's payment of $7.5 million in cash at the closing, subject to withholding of up to $200,000 for Japanese taxes. The Company expects the transaction to close prior to the end of January 1998, subject to the approval of both the holders of the Series B Preferred Stock and Foothill Capital Corporation, the Company's secured lender ("Foothill"). Under the agreements, the Company will transfer to Nidek all rights in those IBM Patents which have been issued in countries outside of the United States (the "Non-U.S. Patents"). The Company will receive from Nidek an exclusive license to use and sublicense the Non-U.S. Patents in all fields other than the ophthalmic, cardiovascular and vascular fields. In addition, the Company will retain ownership of the IBM Patents issued in the United States, and will grant Nidek a non-exclusive license to use such patents. The Nidek transactions will not affect the rights of the Company or other companies to use the IBM Patents in any country covered by existing license agreements.

     The Company intends to negotiate license agreements relating to the IBM Patents with other companies. However, there can be no assurance as to whether, when or on what terms the Company may be able to do so. As of the date of this Proxy Statement, the Company had not entered into any other agreements relating to the IBM Patents.

Partial Redemption of Series B Preferred Stock

     On October 28, 1997, the Company voluntarily redeemed 305 shares of the Series B Preferred Stock with a total face amount of $3,050,000 and representing approximately 19% of the $16 million face amount issued in August 1997. The
Company paid the redemption price of $3,172,000 (including a 4% redemption premium) with a portion of the $4 million proceeds which the Company had received in September 1997 as a lump-sum payment for an exclusive, world-wide, royalty-free license to a third party covering the use in the vascular and cardiovascular fields of the IBM Patents. As required by its agreement with the purchasers of the Series B Preferred Stock, the Company had placed 80% of such proceeds in a blocked account to secure the Company's obligation to redeem the

Series B Preferred Stock if it were to default in certain of its obligations to the Series B preferred shareholders. The Company believes that its continued holding of the restricted funds in the blocked account (instead of redeeming the 305 preferred shares) would not have meaningfully enhanced the Company's liquidity and would, under the terms of the Series B Preferred Stock, have resulted in an increase in the redemption premium (to as much as 14%) or the expiration in January 1998 of the Company's option to redeem Series B Preferred Stock. In addition, the Company believes that the redemption of such 305 shares reduced the potential dilutive effect of the Series B Preferred Stock on the Company's common shareholders.

Why the Company is Requesting Shareholder Approval

     The Company is requesting its stockholders to approve the 1997 Private Placement Proposal because the terms of the Series B Preferred Stock require the Company to obtain such approval. A failure to obtain such approval would entitle the holders of the Series B Preferred Stock to require the Company to redeem a portion of their shares at a premium. See "Consequences if Stockholder Approval Not Obtained."

Consequences if Stockholder Approval Not Obtained

     If the Company's stockholders do not approve the 1997 Private Placement Proposal, the terms of the Series B Preferred Stock and a listing rule of the Nasdaq Stock Market will prohibit the Company from issuing more than 1,995,534 shares of Common Stock (slightly less than 20% of the shares of Common Stock outstanding on the date of the 1997 Private Placement) upon the conversion of the outstanding Series B Preferred Stock and the exercise of the outstanding Series B Warrants. If the Company's stockholders do not approve the Charter Amendment Proposal, the Company's commitments to issue Common Stock may exceed the 20,000,000 shares presently authorized under the Company's certificate of incorporation. If either of such Proposals is not approved by the stockholders on or before February 28, 1998, the Company may be obligated to redeem, at the Special Redemption Price (as defined below), a sufficient number of shares of Series B Preferred Stock which will permit conversion of 200% of the remaining shares of Series B Preferred Stock without breaching any obligation of the Company under the Company's listing agreement with the Nasdaq National Market or its certificate of incorporation. (The holders of Series B Preferred Stock agreed to extend this deadline from December 26, 1997, to February 28, 1998, but there can be no assurance as to whether, when or on what terms any further such extension can be obtained.) Such redemption must be completed within five business days of the Company's receipt of a redemption request. Any delay in payment will cause such redemption amount to accrue interest at the rate of 1% per month during the first 30 days, prorated daily (2% monthly, prorated daily, thereafter). In addition, any such required redemption would cause a default under the Company's loan agreement with Foothill and entitle Foothill to accelerate the scheduled maturity date of the Company's obligations to Foothill (June 15, 1998).

     The "Special Redemption Price" means a cash payment equal to the greater of
(i) the liquidation preference of $10,000 multiplied by 1.25 or (ii) a fraction, the numerator of which would equal the highest closing bid price of the Common Stock during the period beginning 10 trading days before the redemption date and ending five business days after such date, and the denominator of which would equal the Conversion Price that would have been applicable if the preferred shares had been converted as of the redemption date. (The fraction described in the preceding sentence will depend on market prices of the Common Stock and could possibly significantly exceed 1.25.)

     The amount of cash which the Company would be required to return in the event of stockholder disapproval will depend on the per share price history of the Common Stock on the date such payment must be made. Assuming a Conversion Price of $2.677083 per share (the average of the lowest three daily closing bid prices during the 20-day Lookback Period ended on January 27, 1998), and completion of the redemption within five business days after the Company's receipt of a redemption request, the Company would be required to pay at least $15.5 million (including a premium of at least 25% or approximately $3.1 million). The number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock will generally increase if the market price of the Common Stock decreases. Accordingly, if the market price of the Common Stock decreases significantly, the number of shares of Series B Preferred Stock which could not be converted into Common Stock would increase and the amount of cash that the Company could be required to pay to holders of the Series B Preferred Stock would increase. The Company does not now have sufficient financial resources to satisfy this contingent obligation and there can be no assurance that the Company will do so in the future. Accordingly, such redemption payments could have a material adverse effect on the Company's liquidity and financial position.

Possible Disadvantages of Approving the 1997 Private Placement Proposal

     Potential for Increased Dilution of Common Stockholders. If the Company's stockholders do approve the 1997 Private Placement Proposal, the number of shares of Common Stock that may ultimately be issued upon the conversion of the Series B Preferred Stock and the exercise of the Series B Warrants may be significantly greater than the maximum number currently permitted (1,995,534 shares). For example, if such stockholder approval had already been received and if all outstanding shares of Series B Preferred Stock had been converted on January 27, 1998, the Company would have been required to issue approximately 4,837,354 shares of Common Stock. The issuance of more than 1,995,534 shares of Common Stock would reduce (possibly to a significant extent) the percentage ownership of the current holders of the Common Stock and dilute their interest in the Company's operating results. Although the earnings that the Company may derive form the IBM Patents could reduce (or even possibly offset) this dilution, there can be no assurance that this will occur.

     Potential for Increased Number of Shares Available for Sale. The approval of the 1997 Private Placement Proposal could result in a greater number of shares of Common Stock becoming eligible for sale into the public market. The Company is required to keep in effect a registration statement under the Securities Act of 1933 that allows the public sale of all of the Common Stock issued upon conversion of the Series B Preferred Stock. Such sales, or the possibility of such sales could depress the market price of the Common Stock.

     Potential Effects on the Company's Ability to Obtain Equity Capital. The approval of the 1997 Private Placement issuances may impede the Company's ability to obtain additional equity capital because of the factors noted above under "--Potential for Increased Dilution of Common Stockholders" and "--Potential for Increased Number of Shares Available for Sale."

     Potential for a Change of Control. The approval of the 1997 Private Placement Proposal could, depending on the market prices of the Common Stock during the periods prior to its conversion, result in the issuance of a large number of shares of Common Stock, thereby possibly resulting in a change of control of the Company if the converting holders were to retain such shares of Common Stock rather than sell them. Under the terms of the Series B Preferred Stock, no holder can convert its shares into Common Stock to the extent that such conversion would result in its being the beneficial owner of more than 4.9% (9.9% in the case of two of such holders) of the Common Stock that would be outstanding after giving effect to such conversion. However, this restriction can be terminated at any time upon 90 days' prior written notice to the Company by the holders of a majority of the Series B Preferred Stock then outstanding.

     Potential for Discouraging Certain Changes of Control. The potential for the issuance of a larger number of shares of Common Stock following stockholder approval of the 1997 Private Placement Issuances might tend to have the effect of delaying, deferring or preventing a change in control of the Company or discouraging tender offers for the Company.

     The Board of Directors considered these disadvantages, and concluded that they are outweighed by the advantages discussed in the following section. See "---Effects of 1997 Private Placement Issuances on Holders of Common Stock."

Summary of 1997 Private Placement

     Set forth below is a summary of the material terms of the 1997 Private Placement. The detailed provisions are provided in the transaction documents. The Certificate of Designations, Preferences and Rights of the Series B Preferred Stock is attached as an exhibit to the Company's amended Form 8-A filed with the Securities and Exchange Commission ("SEC") on September 29, 1997. Copies of other transaction documents, including the Securities Purchase
Agreement, the Warrant Agreement, and the Registration Rights Agreement are available from the Secretary of the Company upon request.

     Series B Preferred Stock Placement. Pursuant to a Securities Purchase Agreement dated as of August 29, 1997 (the "Securities Purchase Agreement"), the Company issued and sold in a private placement to certain accredited investors a total of 1,600 shares of Series B Preferred Stock at a price of $10,000 per share, resulting in gross proceeds to the Company of $16.0 million.

     Each holder of Series B Preferred Stock has the option to convert any or all of such shares into shares of Common Stock from time-to-time before August 29, 2000, on which date all shares of Series B Preferred Stock then outstanding will automatically be converted into Common Stock, provided that all shares of Common Stock issuable upon conversion of all outstanding shares of Series B Preferred Stock are then (i) authorized and reserved for issuance, (ii) registered under the Securities Act for resale and (iii) eligible to be traded on either the Nasdaq National Market, the Nasdaq Small Cap Market, the New York Stock Exchange or the American Stock Exchange.

     The Company cannot predict the number of shares of Common Stock that will ultimately be issued upon the conversion of the Series B Preferred Stock if its stockholders approve the 1997 Private Placement issuances. Such number will depend on future events, especially the market prices of the Common Stock and the timing of the conversion decisions of the holders of Series B Preferred Stock, and will increase if the market price of the Common Stock decreases relative to its level during the 20- (or under certain circumstances 30-) trading day period immediately prior to January 27, 1998, and will decrease if the market price of the Common Stock increases relative to its level during such period (but only up to $6.68 per share). However, such number could be substantially greater than the 1,995,534 shares currently permitted by the terms of the Series B Preferred Stock. If, as of January 27, 1998, the Company had already obtained stockholder approval of the 1997 Private Placement Issuances and if all outstanding shares of Series B Preferred Stock and all Series B Warrants had been converted or exercise (as applicable) as of such date, the Company would have been required to issue a total of 5,627,354 shares (including 790,000 shares relating to the exercise of the Series B Warrants).

      The number of shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock (the "Conversion Shares") equals the liquidation preference of the shares being converted (presently $10,000 per share) divided by the then-effective conversion price applicable to the Series B Preferred Stock (the "Conversion Price"). The Conversion Price as of any date is the lesser of (i) $6.68 per share or (ii) the average of the three lowest closing bid prices per share of Common Stock during the Lookback Period (as defined below) (subject to equitable adjustment for any stock splits, stock dividends, reclassifications or similar events during the Lookback Period). For this purpose, the "Lookback Period" means the 20 consecutive trading days (30 consecutive trading days if the average closing bid price of the Common Stock during the period of five consecutive trading days ending on February 25, 1998, is less than $5.1375 per share) immediately preceding the Conversion Date. As of January 27, 1998, the Conversion Price would have been $2.677083 per share whether a 20-day or a 30-day Lookback Period had been used. The terms of the Series B Preferred Stock do not limit the number of shares of Common Stock which the Company may be required to issue upon its conversion. If the Company's shareholders approve the 1997 Private Placement Proposal, the terms of the Series B Preferred Stock will continue to limit to 1,995,534 the total number of Conversion Shares that may be issued upon the conversion of the Series B Preferred Stock and the exercise of the Series B Warrants.

     The Conversion Price is subject to adjustment for customary anti-dilution events such as stock splits, stock dividends, reorganizations and certain mergers affecting the Common Stock, as well as by any announcement of a tender offer, by a distribution, and by issuance of securities with a conversion feature similar to that of the Series B Preferred Stock. In addition, if a conversion occurs when the Common Stock is not listed on the Nasdaq National Market, the American Stock Exchange or the New York Stock Exchange, the otherwise-applicable Conversion Price will be multiplied by 0.93. No holder of Series B Preferred Stock is entitled to convert shares of Series B Preferred Stock into shares of Common Stock to the extent that, following such conversion, the holder would beneficially own more than 9.9% of the outstanding shares of Common Stock, unless this provision is waived by a majority of the preferred holders upon 90 days' prior notice to the Company. In addition, upon a merger or consolidation of the Company, holders would have the option of receiving 125% of the face amount of the Series B Preferred Stock then outstanding.

     If either the 1997 Private Placement Proposal or the Charter Amendment Proposal is not approved by the Company's stockholders on or before February 28, 1998, the Company will be required to redeem a portion of the outstanding Series B Preferred Stock at a premium of at least 25%. See "---Consequences if Stockholder Approval Not Obtained."

     Each holder of Series B Preferred Stock is entitled to participate in any dividends paid on the Common Stock while such shares of Series B Preferred Stock remain outstanding, when and as declared by the Board of Directors. However, the Company does not currently anticipate paying dividends for the foreseeable future. Any dividend on the Series B Preferred Stock shall be paid in cash concurrently with the dividend or distribution to the holders of Common Stock. Each share of Series B Preferred Stock is also entitled to a liquidation preference of $10,000 per share plus any accrued but unpaid dividends, in preference to any other class or series of capital stock of the Company. Except as otherwise provided by applicable law, holders of Series B Preferred Stock have no voting rights.

     The Company has agreed to cause to be registered the shares of Common Stock issuable upon conversion of the Series B Preferred Stock, including shares payable as dividends, if any, thereon, for resale under the Securities Act, together with a reserve of an additional 75%, no later than November 27, 1997. Any delay in having such registration statement declared effective by the Commission beyond November 27, 1997, or any unavailability to the holders of the Series B Preferred Stock of a current prospectus after such period, will require the Company to pay to each holder, an amount equal to 1% of the total purchase price of the Series B Preferred Stock for the first 30-day period of the delay (prorated for any shorter period), and 2% of the total purchase price for each month thereafter (prorated for any shorter period). The total amount of such payments through the effective date of the registration statement was approximately $380,000.

     Placement Agent Compensation. The Placement Agent for the 1997 Private Placement was Shoreline Pacific, the Institutional Finance Division of Financial West Group (the "Placement Agent"). In consideration for placing such securities, the Placement Agent was paid cash compensation of 5% of the gross proceeds received by the Company. The Company also issued to the Placement Agent Series B Warrants to acquire 40,000 shares of Common Stock at a price of $5.91 per share. Such Warrants are exercisable at any time through August 2002. The Company is required to register the shares of Common Stock issuable upon exercise of the Series B Warrants for resale under the Securities Act. The Placement Agent will retain its compensation whether or not the stockholder approval sought hereby is obtained.

How the Board Evaluated of the Purchase of the IBM Patents and the Related Financing

     Negotiations Between the Company and IBM. The discussions between the Company and IBM regarding the IBM patents began in June 1996 with an exploratory meeting between Mr. Emmett Murtha, the Director of Business Development in IBM's Office of the Vice President of Intellectual Property and Licensing-Corporate, and Mr. Michael Farris, President and Chief Executive Officer of the Company, together with a consultant retained by the Company. By letter dated July 17, 1996, Mr. Farris proposed to Mr. Murtha an acquisition by the Company of IBM's entire interest in all of its issued and pending patents relating to medical and dental applications for lasers in exchange for total consideration of $10 million, payable 50% in cash and 50% in unregistered Common Stock whose transfer would be restricted for 24 months. (This proposal included patents which the Company ultimately did not acquire.) IBM would have retained a 25% interest in the Company's revenues from the patents (subject to a ceiling) and would have shared equally in the cost of prosecuting and defending the patents. On July 23, 1996, Mr. Farris received IBM's response to the effect that payments at the time of the transaction would have to reflect at least half of the total price and that a minimum amount of post-closing payments should be specified. IBM's response also indicated a willingness to explore alternative transactions, such as an exclusive license rather than an outright purchase and sale of the patents, a transaction involving fewer of the patents, and excluding IBM's existing license agreements with Visx and Summit Technology. On July 24, 1996, Mr. Farris wrote to Mr. Murtha to propose that the Company would acquire both
(i) a worldwide license only for the ophthalmic applications and only involving certain of those patents relating to the ablation of body tissue, and (ii) IBM's rights under its agreements with Summit Technology and Visx. In exchange, the Company would pay IBM $10 million in cash, stock and notes and would give IBM a 50% share in the royalties collected. On July 30, the Company received a letter from Mr. Murtha to the effect that IBM would proceed with the Company's proposal and would shortly forward a draft of an agreement. The Company received IBM's draft agreement on August 9, 1996, and exchanged comments with IBM during following weeks. On September 26, 1996, the Company and IBM shifted their transaction structure focus toward a license arrangement rather than a purchase and sale. By letter dated October 11, 1996, Mr. Farris proposed to Mr. Murtha a schedule providing for payments of Common Stock and cash over a five-year period. On December 2, 1996, the Company submitted two alternative proposals to IBM in response to its request for an all-cash transaction. The Company's first proposal was for IBM to receive $10 million in increasing annual installments over five years, together with either 25% or 50% of the royalties collected by the Company during such five years, payable after the cumulative amount of such royalties were to exceed either $5 million (if IBM were to elect the 25% royalty rate) or $8 million (if IBM were to elect the 50% royalty rate). The Company's alternative proposal was for IBM to receive $10 million in increasing annual installments payable over five years and additional annual payments in a total amount of up to $5 million if and when certain royalty revenue targets were met during such years. Neither proposal was accepted by IBM. On December 16, 1996, the Company and IBM agreed to pursue the proposal for a fixed transaction price of $15 million, with a portion to be paid into an escrow account at closing and the balance to be paid in July 1997. IBM also agreed to transfer to the Company as an additional element of the transaction both IBM's rights under its existing royalty agreements with Visx and Summit Technology and IBM's right to pursue patent infringement claims against unlicensed third parties.

     Factors Considered by the Board of Directors in February 1997. The Board discussed the acquisition of the IBM Patents at its February 7, 1997, meeting and authorized the execution of the agreement between IBM and the Company. The factors considered by the Board at its February 7 meeting included:

     o The proposed agreement and the price of $14.9 million were the result of extensive negotiations (as described above).

     o Certain of IBM's existing licenses of the IBM Patents to third parties were not ultimately included in the transaction based on the fact that the Company placed a lower value on them than IBM's requested price.

     o Royalties were forecast with a financial model developed by the Company with the help of an outside consultant and industry sources. (However, the Company did not request any fairness opinion regarding the transaction.)

     o There were prospects for the Company to receive lump sum license fees for certain of the IBM Patents, although there were no agreements or commitments for such fees at that time.

     o The proposed agreement did not require the Company to consummate the acquisition until July 1, 1997, thereby giving the Company some time to explore financing alternatives.

     o If the Company was not to acquire the IBM Patents by July 1, IBM's sole remedy would be a payment from the Company of $1 million. The Company could choose to make such payment in either cash or Common Stock.

     o The value of the Company's LaserSight Technologies subsidiary could be enhanced, thereby facilitating the Company's pursuit of strategic alternatives that it had announced in October 1996.(2)

     o The Company would need to obtain financing for substantially all of the $14.9 million purchase price.

The Board of Directors viewed all of these factors as positive, except the Company's need to finance the transaction and the Company's obligation to pay IBM $1 million if the transaction did not close by July 1, 1997. The Board determined that, taken as a whole, the positive factors outweighed these two negative factors.

     Factors Considered by the Board of Directors in August 1997. In addition, at two board meetings in August 1997, the Board of Directors discussed the potential 1997 Private Placement Issuances and authorized a private placement of the Series B Preferred Stock. The Board considered the benefits and risks of raising preferred equity that was convertible at a price based on future market prices of the Common Stock relative to the benefits and risks of the alternatives available to the Company to finance its acquisition of the IBM Patents. The Board concluded that the 1997 Private Placement Issuances were in the best interest of the Company and its stockholders.






--------------------------
     (2) Upon the completion of its exploration and evaluation of possible strategic alternatives, the Company determined in June 1997 not to pursue further any such alternatives for the time being.

     The factors that the Board of Directors considered as positive in its decision to proceed with the transaction included:

     o The IBM Patents related to the use of an ultraviolet laser for the ablation (i.e., surgical removal or shaping) of any human tissue rather than only for vision correction, and management's belief that there exists a wide range of such potential uses.

     o There would be an enhancement of the Company's strategic position in use of the technology for vision applications and the fact that certain other companies in the industry (but not including Visx, Summit Technology and Autonomous Technologies Corporation) lacked a license to use the IBM Patents.

     o The Company had had preliminary discussions with alternate sources of financing, including other companies in the same industry, but it had received only one other proposal that would have yielded $16 million. Management concluded that such other proposal was unlikely to be concluded in a timely manner or to result in more favorable terms.

     o If the Company did not consummate the IBM Patent transaction, it would be required to pay IBM cash or stock with a value of $1 million.

     o Although IBM had been willing to extend the original deadline for closing from July 1, 1997, to August 1, 1997, and again to September 1, 1997, it appeared unlikely that IBM would grant any further extensions.

     o The Company had prospects to enter into licensing or sale arrangements providing for lump-sum fees in an amount sufficient to recover some portion of the purchase price.(3)

     o If the price of the Common Stock were to increase above $5.00 per share (the closing price of the Common Stock on August 29, 1997) before the Series B Preferred Stock is converted, the conversion price of the Series B Preferred Stock could increase to as much as $6.68 per share, thereby resulting in less dilution to the current holders of Common Stock than if the Company had sold Common Stock at $5.00 per share to finance its acquisition of the IBM Patents.

     The factors that the Board of Directors considered as negative in its decision to proceed with the transaction included:

     o The Series B Preferred Stock financing could impair the Company's ability to raise additional capital in the public or private markets.

     o There was a potential for extensive dilution of the Company's existing stockholders by the potentially unlimited number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock.


--------------------------
     (3) Although no definitive licensing or sale arrangements had been entered into as of August 1997, there had been certain preliminary discussions and indications of interest. One of these indications of interest subsequently resulted in the Company receiving in September 1997 a lump-sum payment of $4 million for a third party's use of the IBM Patents in the cardiovascular and vascular fields. Another indication of interest resulted the execution of a definitive agreement with Nidek in January 1998 that provides for a lump-sum payment of $7.5 million to the Company upon closing. See "Approval of 1997 Private Placement Issuances--Licensing Arrangements."

         (However, the Board believed that this factor was somewhat offset by the Company's right to redeem up to 70% of the face amount of the Series B Preferred Stock on or before November 27, 1997, or up to 40% of the face amount on or before January 26, 1998.)

     o Certain events could cause the Series B Preferred Stock to become redeemable at the Holders' option, including the failure of the Company's stockholders to approve the 1997 Private Placement Issuances by February 28, 1998, or any failure of the Company's stockholders to approve amendments to the Company's Certificate of Incorporation that may be needed from time-to-time to keep available for issuance upon conversion of the Series B Preferred Stock a number of shares of Common Stock equal to at least 175% of the number of Conversion Shares then issuable.

The Board of Directors determined that, taken as a whole, the positive factors outweighed these negative factors.

Nasdaq Listing Obligation

     The Company's listing agreement regarding the trading of the Common Stock on the Nasdaq National Market requires the Company to comply with certain "non-quantitative designation criteria." These criteria include the requirement that, with certain exceptions, issuers whose securities are listed on the Nasdaq National Market obtain stockholder approval of the issuance of discounted or potentially discounted Common Stock equal to 20% or more of the number of shares or voting power then outstanding. Stockholder approval is also required for transactions which result in "change in control." Although the Company does not believe that the 1997 Private Placement Issuances contemplated by the 1997 Private Placement Issuances constitute a "change in control" under the Nasdaq's rules, if the transactions were to be so construed, the approval sought hereby would also be effective to satisfy the stockholder vote required thereby. The Company's belief is based on the facts that (i) no voting rights were granted to holders of the Series B Preferred Stock as such, (ii) such holders do not have any contractual right to elect a director or otherwise influence management of the Company, (iii) there has been no change in the Company's Chairman of the Board or its President and Chief Executive Officer, and (iv) no holder of Series B Preferred Stock can convert its shares to the extent that such conversion would increase its beneficial ownership of Common Stock to more than 9.9% (4.9% in the case of two of such holders) without obtaining the prior approval of the holders of a majority of the Series B Preferred Stock and giving 90 days' prior notice to the Company.

     To assure continued compliance with the listing rules of the Nasdaq Stock Market, the terms of the Series B Preferred Stock expressly provide that no more than 1,995,534 shares of Common Stock (slightly less than 20.0% of the shares of Common Stock outstanding on the date of the 1997 Private Placement) may be issued in connection therewith unless and until the approval sought hereby is obtained. See "Description of Capital Stock."

     The approval of the 1997 Private Placement Proposal by the Company's stockholders would result in the approval of the issuance by the Company of shares of Common Stock in satisfaction of its obligations under the securities issued in the 1997 Private Placement as described in this Proxy Statement and would free the Company from the requirements of the 20% Nasdaq Limit. No further stockholder vote or approval related to the 1997 Private Placement will be sought or required, unless a decline in the market price of the Common Stock were to cause the Company's reserve of authorized but unissued shares of Common Stock reserved for issuance as Conversion Shares to amount to less than 175% of the amount of Conversion Shares then issuable based on current market prices of the Common Stock, in which case the Company would be required to obtain stockholder approval of an amendment to its certificate of incorporation to increase the number of authorized shares of Common Stock. See "Proposal No. 2:
Approval of Charter Amendment."

Effects of 1997 Private Placement Issuances on Holders of Common Stock

     Although the holders of the Series B Preferred Stock have voting rights only under the limited circumstances required by Delaware corporate law and are not entitled to receive any dividends unless dividends are concurrently paid on the Common Stock, there is no limit on the number of shares which the holders of the Series B Preferred Stock would be entitled to receive upon the conversions thereof, subject to the approval of the Company's shareholders of the issuance of more than 1,995,534 shares of Common Stock in connection with such conversions. In addition, in the event of a liquidation of the Company, the holders of the Series B Preferred Stock would be entitled to receive distributions in preference to the holders of the Common Stock.

     The following table illustrates the effect of various Conversion Prices, assuming (i) all Series B Preferred Stock was converted at the same time at these prices and (ii) the Company's shareholders approve the 1997 Private Placement Issuance and the Charter Amendment Proposal:


       Assumed                 Number of                 As % of Common
     Conversion               Conversion               Shares Outstanding
      Price (1)             Shares Issuable           After Conversion (2)
      ---------            -----------------          --------------------

       $0.50                   25,900,000                    72.2%
       $1.00                   12,950,000                    56.5%
       $2.00                    6,475,000                    39.3%
       $2.677083 (3)            4,837,354                    32.6%
       $3.00                    4,316,666                    30.2%
       $4.00                    3,237,500                    24.5%
       $5.00                    2,590,000                    20.6%
       $6.00                    2,158,333                    17.8%
       $6.68 (4)                1,938,622                    16.3%



     (1) The Conversion Price applicable to any conversion equals the lesser of $6.68 per share or the average of the three lowest closing bid prices of the Common Stock during the 20 (30 after February 25, 1998, under certain conditions) consecutive trading days preceding such conversion date, as defined under "Summary of Transaction Terms-Series B Preferred Placement."

     (2) Assumes that the number of shares outstanding at the time of conversion equals the 9,984,672 shares of Common Stock outstanding on January 26, 1998, plus the number of Conversion Shares issuable at the Conversion Price indicated.

     (3) Equals the Conversion Price that would have been applicable if all of the Series B Preferred Stock had been converted as of January 27, 1998.

     (4) The maximum Conversion Price. See "Summary of Transaction Terms-Series B Preferred Placement."


     Under applicable Delaware law and the Company's Certificate of Incorporation, the Board of Directors has the authority, without further action by the stockholders, to issue additional shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any series of unissued preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the stockholders.

Board of Directors Approval

     As previously disclosed, the Board of Directors has recognized for some time that the purchase of the IBM Patents required that additional capital be raised. The Board discussed this need for capital at two Board meetings during 1997 and authorized management to acquire the capital through this proposed private placement of convertible preferred stock. The Board considered the benefits and risks of raising equity based on future market prices relative to other available alternatives and concluded that the 1997 Private Placement Issuances were in the best interest of the Company and should be pursued.

Interests of Certain Persons

     None of the purchasers of the Series B Preferred Stock was or is an executive officer or director of the Company or, to the Company's knowledge, an affiliate of any such officer or director. To the Company's knowledge, none of such purchasers beneficially owned 5% or more of the Common Stock before the 1997 Private Placement.

No Appraisal or Dissenters' Rights; No Preemptive Rights

     Under applicable Delaware law, stockholders are not entitled to any statutory dissenters' rights or appraisal of their shares of Common Stock in connection with the 1997 Private Placement or the 1997 Private Placement Issuances. Existing stockholders have no preemptive rights in respect of any of the securities to be issued in the 1997 Private Placement Issuances or any other securities issuances by the Company.

Certain Voting and Market Standoff Undertakings

     Messrs. Michael Farris and Gregory Wilson, the Company's Chief Executive Officer and Chief Financial Officer, respectively, have each agreed with the holders of the Series B Preferred Stock to vote all shares of Common Stock over which they exercise voting authority in favor of the 1997 Private Placement Proposal. As of the date of this Proxy Statement, the Company believes that such undertakings cover approximately 430,200 shares, representing approximately 4.3% of the shares outstanding on the record date for the Special Meeting.

     Separately, Mr. Farris has agreed, effective through February 28, 1999, not to sell, transfer or assign more than the lesser of 125,000 shares of Common Stock or 15% of the shares of Common Stock owned by Mr. Farris as of August 29, 1997, without the prior consent of the holders of the Series B Preferred Stock.

Vote Required

     Stockholder approval of the 1997 Private Placement Issuances requires the affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote thereon present in person or by proxy at the Special Meeting. The Board of Directors has unanimously recommended that stockholders vote FOR the 1997 Private Placement Issuances. The directors and officers of the Company intend to vote their shares in favor of this Proposal.

                                 PROPOSAL NO. 2:
                          APPROVAL OF CHARTER AMENDMENT

General

     The Board of Directors has unanimously adopted a resolution to submit to shareholders a proposal to amend the first paragraph of Article IV of the Company's Certificate of Incorporation to increase the number of shares of Common Stock which the Company is authorized to issue from 20,000,000 to 40,000,000. The Board determined that such an amendment is necessary.

     The full text of Section 1(a) of Article IV of the Company's Certificate of Incorporation, if amended as proposed, would read as follows:

                  (a) Common Stock.  The aggregate number of shares of
              Common Stock which the corporation shall have authority to issue is 40,000,000, each with a par value of $.001 per share.

     The terms of the additional shares of Common Stock will be identical to those of the currently outstanding Common Stock. However, because shareholders have no preemptive rights to purchase any additional shares of Common Stock which may be issued, the issuance of additional shares would likely reduce the percentage interest of current shareholders in the total outstanding shares. The Charter Amendment Proposal will not increase the number of shares of preferred stock authorized. The relative rights and limitations of the Common Stock and preferred stock would remain unchanged under the Charter Amendment Proposal.

Purposes and Effects of  Increasing  the Number of  Authorized  Shares of Common
Stock

     If approved by the Company's stockholders, the Charter Amendment Proposal would increase the number of shares of Common Stock which the Company is authorized to issue from 20,000,000 to 40,000,000. The additional 20,000,000 shares, if and when issued, would have the same rights and privileges as the outstanding shares of Common Stock. See "Description of Securities--Common Stock."

     The Board of Directors recommends the proposed increase in the authorized number of shares of Common Stock to enable the Company to satisfy its obligations under the terms of the Series B Preferred Stock. See "Consequences if Stockholder Approval Not Obtained." In addition, the approval of the Charter Amendment Proposal would help ensure an adequate supply of authorized and unissued shares for (i) additional issuances under the Company's employee benefit plans, (ii) the raising of additional capital for the operations of the Company, (iii) the financing of the acquisition of other businesses, and (iv) the satisfaction of the Company's contingent obligations to issue Common Stock. Except as described above, there are currently no plans or arrangements relating to the issuance of any of the additional shares of Common Stock proposed to be authorized and such shares would be available for issuance without further action by stockholders, unless required by the Company's Certificate of Incorporation, its Bylaws or applicable law.

     The increase in the number of authorized shares of Common Stock has not been proposed for any anti-takeover purpose and the Board of Directors and members of management of the Company have no knowledge of any current effort to obtain control of the Company or to accumulate large amounts of its Common Stock. However, the availability of additional shares of Common Stock could make any attempt to gain control of the Company or of the Board more difficult. Shares of authorized but unissued Common Stock could be issued in an effort to dilute the stock ownership and voting power of any person or entity desiring to acquire control of the Company, which might have the effect of discouraging or making less likely such a change of control. Such shares could also be issued to other persons or entities who support the Board in opposing a takeover attempt that the Board considers not to be in the best interests of the Company and its stockholders.

     If all such options and warrants were exercised and all shares of Series B Preferred Stock outstanding on January 26, 1998, were converted under the current-applicable 20% Nasdaq Limit, approximately 16,204,438 shares of Common Stock would be outstanding. In addition, the Series B Preferred Stock would become convertible into a greater number of shares of Common Stock if the shareholders approve the 1997 Private Placement Proposal. The Company must as of any date keep reserved for possible issuance a number of shares of Common Stock equal to 175% of the number of shares of Common Stock that would be issuable if all shares of the Series B Preferred Stock then outstanding were converted into Common Stock as of such date. The number of shares of Common Stock required to be reserved to satisfy such 200% requirement would be 7,679,174, in addition to the 1,995,534 shares which have already been reserved, resulting in a total of 23,883,612 outstanding shares and reserved shares, or 3,883,612 shares more than the 20,000,000 shares presently authorized under the Company's Certificate of Incorporation. (These share amounts are based on an assumed Conversion Price of $2.677083 per share, the price that would have been applicable if all of the Series B Preferred Stock had been converted as of January 27, 1998.)

     The following table summarizes this analysis:

Authorized shares                                                          20,000,000

Outstanding at January 26, 1998                                 9,984,672

Reserved for future issuance:
   Stock options--outstanding at January 26, 1998    1,099,000
   Stock options--future grants                        398,000
   Warrants--previous financings                       567,509
   Series B Conversion Shares (20% Nasdaq Limit)     1,995,534
   Series B Warrants                                   790,000
   Contingently issuable shares (1)                  1,369,723
                                                     ---------
         Total reserved                                         6,219,766
                                                                ---------
Total issued or reserved for issuance                                      (16,204,438)

Additional Series B Conversion  Shares to be reserved
  upon shareholder  approval of  1997  Private
  Placement   Issuances  (assuming  a  Conversion  Price
  of $2.677083)                                                            (7,679,174)
                                                                           -----------
Total shares of Common Stock available (shortfall)                         (3,883,612)
                                                                           ===========

          (1) Includes (i) up to 600,000 shares issuable to the former shareholders and optionholders of LaserSight Centers Incorporated ("LaserSight Centers") if that subsidiary achieves certain financial goals,
     (ii) up to 343,000 shares issuable to Mr. Farris, the President and Chief Executive Officer of the Company, if the Company's The Farris Group subsidiary achieves specified financial goals, (ii) up to 102,798 shares issuable in July 1998 pursuant to the Company's acquisition of the assets of the Northern New Jersey Eye Institute, and (iv) an estimated 323,625 shares issuable if the Food & Drug Administration (FDA) approves a LaserSight-manufactured laser system for general commercial use in the treatment of hyperopia (farsightedness) after having approved the Company's LASIK Pre-Market Approval (PMA) application for commercial sale (the actual share amount will equal the number of shares with a market value of $1.0 million at that time). Does not include an indeterminate and potentially unlimited number of shares that may be issuable to Florida Laser Partners as royalties payable beginning on March 11, 2002 or after all shares contingently issuable to the former shareholders and former optionholders of LaserSight Centers have been issued, whichever first occurs.


     The Series B Preferred Stock is convertible into the number of shares of Common Stock determined by dividing its $10,000 stated value per share (plus any accrued but unpaid dividends) by the lesser of (x) $6.68 per share or (y) the average of the three lowest closing bid prices of the Common Stock during the 20 (30 after February 25, 1998, under certain conditions) consecutive trading days preceding such conversion date. The Series B Preferred Stock is entitled to a dividend at the rate of any dividend declared on the Common Stock. The Preferred Stock is convertible into Common Stock at any time or times until August 29, 2000. The Company has reserved 1,995,534 shares of Common Stock for issuance upon conversion of, or payable as dividends on account of, the Preferred Stock. If the 1997 Private Placement Issuances are approved, and all of the outstanding Series B Preferred Stock were to have been converted as of January 27, 1998, the Company would have been required to issue more shares of Common Stock than it has currently reserved for this purpose. The Company cannot determine the ultimate number of shares which will be issued upon conversion or as dividends on the new Preferred Stock. Even if the proposed increase in the authorized number of shares of Common Stock is approved by the stockholders, the Company will be required to continue to keep reserved at all times a number of shares of Common Stock equal to 175% of the number of Conversion Shares then issuable upon conversion of, or payable as dividends on account of, the Series B Preferred Stock. If the number of Conversion Shares reserved for issuance should ever fall below this 175% threshold, the Company shall then be required to increase the number of its authorized shares so as to increase the reserved share threshold to 200% put on reserve 200% of the number of shares then issuable upon conversion of, or payable as dividends on, the Series B Preferred Stock.

     In evaluating the Charter Amendment Proposal, stockholders should consider the effect of certain other provisions of the Company's Certificate of Incorporation and Bylaws that may have anti-takeover consequences. These provisions include (i) the authorization of 10,000,000 shares of Preferred Stock, the terms of which may be fixed by the Board of Directors without further action by the Company's stockholders, (ii) a provision that standing Directors may be removed only by a majority vote of stockholders entitled to vote, (iii) a limitation on the ability of the Company's stockholders to call special stockholder meetings, and (iv) a provision that vacancies in, and newly created directorships resulting from an increase in the authorized number of directors on, the Board may be filled by a majority of the remaining Directors.

Vote Required; Effective Date of Proposed Amendment; Recommendation of the Board of Directors

     If the Charter Amendment Proposal is approved by the holders of a majority of the outstanding shares of Common Stock, it will become effective upon the filing by the Company of a Certificate of Amendment to the Company's Certificate of Incorporation with the Delaware Secretary of State, which is expected to be done as soon as practicable after stockholder approval is obtained. The Board of Directors has unanimously recommended that stockholders vote FOR the Charter Amendment Proposal. The directors and executive officers of the Company intend to vote their shares in favor of this Proposal.

                      RELATIONSHIP OF PROPOSAL NOS. 1 AND 2

     The 1997 Private Placement Proposal and the Charter Amendment Proposal are separate; the adoption of one is not conditioned upon the shareholders' approval of the other. However, either proposal is not approved, the holders of the Series B Preferred Stock will have the right to require the Company to redeem (at a premium of at least 25%) a portion their shares. There can be no assurances that sufficient authorized shares will remain if the market price of the Common Stock decreases significantly in the future.


                                 PROPOSAL NO. 3:
                             APPROVAL OF ADJOURNMENT

     If a quorum is not obtained or if fewer shares are likely to be voted to approve the 1997 Private Placement Proposal or the Charter Amendment Proposal than the number required for approval, the Special Meeting may be adjourned for the purpose of obtaining additional proxies or votes or for any other purposes, and, at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which have theretofore effectively been revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter prior to the adjournment.

     If it is necessary to adjourn the Special Meeting, no notice of the time and place of the adjourned meeting is required to be given to the Company's stockholders other than the announcement of such time and place at the Special Meeting. The affirmative vote of the holders of at least a majority of the shares of Common Stock present or represented, in person or by proxy, and voting at the Special Meeting is required to approve such adjournment, whether or not a quorum is present at the Special Meeting. An adjournment of the Special Meeting may be necessary because the limited time between the mailing of the Proxy Statement and the Special Meeting may result in the lack of a quorum at the Special Meeting.

     If the Special Meeting is postponed or adjourned, at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Special Meeting (except for any proxies that have theretofore effectively been revoked or withdrawn).

The Board of Directors recommends that stockholders vote FOR the Adjournment Proposal.

           SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of Common Stock as of January 7, 1998, by (i) each person known to the Company to beneficially own 5% or more of the Common Stock, (ii) each Director, and (iii) all officers and directors of the Company as a group. The number of shares of Common Stock shown as owned assumes the exercise of all currently-exercisable options and conversion of all convertible securities held by the applicable person or group, and the percentages shown assume such exercises and conversions, and assume that no options or convertible securities held by others are exercised or converted, as the case may be. Unless otherwise indicated, such persons have sole voting and investment power with respect to the number of shares set forth opposite their respective names. For purposes of the following table, each person's "beneficial ownership" has been determined in accordance with the rules of the SEC.


     Name of Individual                                                       Number of Shares of       % of Common
         or Group(1)                          Position Held                      Common Stock           Stock Owned
         -----------                          -------------                      ------------           -----------
Francis E. O'Donnell, Jr., M.D.       Chairman of the Board; Director            404,552 (2)(3)             4.0
Michael R. Farris                     President and Chief Executive
                                      Officer; Director                             450,200 (3)             4.5
J. Richard Crowley                    Director; President, LaserSight
                                      Technologies, Inc.                             48,000 (3)              *
Terry A. Fuller                       Director                                              --              --
Richard C. Lutzy                      Director                                       16,000 (3)              *
Thomas Quinn                          Director                                       25,000 (3)              *
David T. Pieroni                      Director                                      102,500 (3)             1.0
Richard Stensrud                      Chief Operating Officer                        45,110 (3)              *
Gregory L. Wilson                     Chief Financial Officer                        25,000 (3)              *

All directors and executive officers
  as a group (9 persons)                                                          1,116,362 (3)            10.8
Frederic Kremer, M.D.
  200 Mall Boulevard
  King of Prussia, PA 19406                                                             535,515             5.4
Stark International and
Shepherd Investments International, Ltd. (4)
  c/o Staro Asset Management, L.L.C.
  1500 West Market Street
  Mequon, WI 53092                                                             1,373,536 (5)(6)            12.1
CC Investments, LDC
  Corporate Centre, West Bay Road
  P.O. Box 31106 SMB
  Grand Cayman, Cayman Islands                                                   856,919 (6)(7)             7.9



*    Less than 1%.


(1) Excludes Societe Generale, which holds Series B Preferred Stock and Series B Warrants which are presently convertible into or exercisable for, as applicable, a total of 515,076 shares of Common Stock (or 4.9% of the shares that would be outstanding after such exercise and conversion), based on the presently-applicable 20% Nasdaq Limit. See Note (6) below.

(2) Includes 262,274 shares held by the Irrevocable Trust No. 7 for the benefit of the Francis E. O'Donnell, Jr., M.D. Trust and 22,778 shares held by the Francis E. O'Donnell, Jr. Descendants Trust. Ms. Kathleen M. O'Donnell, the sister of Dr. O'Donnell, is trustee of both Trusts. Dr. O'Donnell disclaims beneficial ownership of such shares.

(3) Includes options to acquire shares of Common Stock which are now exercisable or will first become exercisable on or before March 8, 1998, as follows: Dr. O'Donnell (91,000); Mr. Farris (35,000); Mr. Crowley (45,000); Mr. Fuller (none); Mr. Lutzy (15,000); Mr. Quinn (25,000); Mr. Pieroni (100,000); Mr. Stensrud (45,000); Mr. Wilson (10,000); and all directors and executive officers as a group (366,000).

(4) According to a Schedule 13D filed by Michael A. Roth and Brian J. Stark on October 1, 1997, such shares may be deemed to be beneficially owned by Messrs. Roth and Stark, who are investment fund managers for Staro Asset Management, L.L.C., Stark & Roth, Inc., and Staro Partners. The business address of Messrs. Roth and Stark is the same as that of Staro Asset Management, L.L.C.

(5) Includes 375,000 shares issuable upon the exercise of Series B Warrants and 998,536 Conversion Shares issuable upon the conversion of 268 shares of Series B Preferred Stock, based on the presently-applicable 20% Nasdaq Limit.

(6) If the 1997 Private Placement Proposal is approved, the 20% Nasdaq Limit will cease to be applicable and the holders of Series B Preferred Stock may, depending on the market prices of the Common Stock, be considered to beneficially own additional shares of Common Stock. For example, assuming a Conversion Price of $2.677083 per share (based on prices of the Common Stock on the Nasdaq National Market during the period preceding January 27,
     1998), the numbers of Conversion Shares and Warrant Shares issuable, and the respective percentages of the Common Stock outstanding, would increase to the amounts indicated in the table below. See "Proposal No. 1--Effects of 1997 Private Placement Issuances on Holders of Common Stock."

                                                                           Percentage of Common Stock
                                                                       Outstanding Post-Conversion/Exercise
                                                    Conversion         ------------------------------------
                                                    Shares and
                                                  Warrant Shares      Only named holder         All holders
               Series B Preferred Holder             Issuable        converts/exercises      convert/exercise
               -------------------------             --------        ------------------      ----------------


         Stark International and Shepherd
            Investments International, Ltd.......    2,795,545               21.9%                  18.0%
         CC Investments..........................    1,743,480               14.9%                  11.2%
         Societe Generale........................    1,048,329                9.5%                   6.7%

         Under the terms of the Series B Preferred Stock, no holder can convert its shares into Common Stock to the extent that such conversion would result in its being the beneficial owner of more than 4.9% (9.9% in the case of Stark International and Shepherd Investments International Ltd.) of the Common Stock that would be outstanding after giving effect to such conversion. However, this restriction can be terminated at any time upon 90 days' prior written notice to the Company by the holders of a majority of the Series B Preferred Stock then outstanding.

(7) Includes 234,375 shares issuable upon the exercise of Series B Warrants and 622,544 Conversion Shares issuable upon the conversion of 167 shares of Series B Preferred Stock, based on the presently-applicable 20% Nasdaq Limit.


                            DESCRIPTION OF SECURITIES

     The following description of the Company's capital stock is not complete and is subject in all respects to the Delaware General Corporation Law (the "DGCL") and to the provisions of the Company's Certificate of Incorporation, as amended (the "Existing Charter"), and By-Laws.

     The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, $.001 par value, issuable in one or more series. As of January 26, 1998, 9,984,672 shares of Common Stock were outstanding (not including options to acquire Common Stock or any shares of Common Stock issuable upon the conversion of preferred stock). The only shares of preferred stock outstanding as of such date were 1,295 shares of Series B Preferred Stock (after giving effect to the Company's optional redemption of 305 shares of Series B Preferred Stock) on October 28, 1997).

Common Stock

     Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to share pro rata in such dividends and other distributions, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any prior rights accruing to any holders of preferred stock. Upon the liquidation or dissolution of the Company, the holders of Common Stock are entitled to share proportionally in all assets available for distribution to such holders. Holders of Common Stock have no preemptive, redemption or conversion rights. The outstanding shares of Common Stock issued are fully paid and nonassessable.

     The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

Preferred Stock

     The Board of Directors is authorized, subject to certain limitations prescribed by law, without further stockholder approval, to issue from time-to-time up to 10,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which the Company may designate and issue. The Company has no present plans to designate and/or issue any additional shares of preferred stock, but may do so at a future date.

     Series A Preferred Stock

     In January 1996, the Company issued and sold 116 shares of its Series A Convertible Preferred Stock. All of such shares have been converted into Common Stock.

     Series B Preferred Stock

     The terms and conditions of the Series B Convertible Participating Preferred Stock, including the rights of the holders thereof to dividends, conversions, registration rights and voting are set forth under the caption "Approval of 1997 Private Placement Issuances--Summary of Transaction Terms--Series B Preferred Stock Placement."

Delaware Law and Certain Charter Provisions

     The Company is subject to the provisions of Section 203 of the DGCL. Subject to certain exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the corporation's board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder which is not shared pro rata with the other stockholders of the Company. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of a corporation's voting stock.

     The DGCL provides generally that the affirmative vote of the holders of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. In addition, the By-laws of the Company may, subject to the provisions of DGCL, be amended or repealed by a majority vote of the Board of Directors.

     The Existing Charter contains certain provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. The Existing Charter contains provisions indemnifying the directors and officers of the Company to the fullest extent permitted by the DGCL. The Company also has a directors' and officers' liability insurance policy which provides for indemnification of its directors and officers against certain liabilities incurred in their capacities as such. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

Warrants and Options

     In connection with the private placement of its Series A Preferred Stock in January 1996, the Company issued to its placement agent and to an assignee of its placement agent, warrants (the "Series A Warrants") to purchase 17,509 shares of Common Stock at an exercise price of $13.25 per share. The Series A Warrants are exercisable at any time through January 10, 1999.

     In connection with the financing of a credit facility in April 1997, the Company issued to Foothill, the Foothill Warrants to purchase 500,000 shares of Common Stock at an exercise price of $6.0667 per share. In addition, the Foothill Warrants have certain anti-dilution features which provide for approximately 50,000 additional shares as a result of the issuance of the Series B Preferred Stock and a corresponding reduction in the exercise price to $5.52 per share. The Foothill Warrants are exercisable at any time after March 31, 1998, and before April 1, 2002.

     In connection with the 1997 Private Placement, the Company agreed to issue to the holders and the Placement Agent the Series B Warrants to purchase 750,000 and 40,000 shares, respectively, of Common Stock at $5.91 per share. The Series B Warrants are exercisable at any time before August 2002. See "Proposal No. 1:
Approval of 1997 Private Placement Issuances--Summary of Transaction Terms--Placement Agent Compensation." The Company is required to register the shares of Common Stock issuable upon exercise and conversion of the Series B Warrants for resale under the Securities Act.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files periodic reports, proxy statements and other information with the Commission. A copy of the Registration Statement, including exhibits and schedules thereto, filed by the Company with the Commission, as well as other reports, proxy statements and other information filed by the Company may be inspected without charge at the office of the Commission, 450 Fifth Street, N.W., Washington, D.C., and at the following Regional Offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York, and 500 West Madison Street, Suite 1400, Chicago, Illinois. Copies of such material can be obtained, upon payment of prescribed fees at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov. Such reports, proxy statements and other information concerning the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 "K" Street, N.W., Washington, D.C. 20006.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company incorporates by reference in this Proxy Statement its filings with the SEC listed below:

     A. Annual Report on Form 10-K for the year ended December 31, 1996, as amended by a Form 10-K/A filed on December 12, 1997;

     B. Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1997 (each as amended by a Form 10-Q/A filed on December 11, 1997);

     C. Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 (as amended by Form 10-Q/A's filed on December 11, 1997 and January 9,
         1998);

     D. Current Reports on Form 8-K filed on February 25, March 18, March 27, April 8, April 25, July 1, July 31, August 13, September 2, September 11, September 15, September 24, November 7, and December 29, 1997, and January 2, January 14 (as amended by Form 8-K/A filed on January 22,
         1998) and January 20, 1998; and

     E. The description of the Common Stock contained in the Company's Form 8-A/A (Amend. No. 3) filed on September 29, 1997.

     Any information in a document incorporated by reference in this Proxy Statement shall be modified or superseded for purposes of this Proxy Statement to the extent that information included in this Proxy Statement or in any subsequently-filed document that is also incorporated by reference herein, modifies or supersedes such information. Any such modified or superseded information shall not be considered, except as so modified or superseded, to be a part of the Proxy Statement.

     This Proxy Statement incorporates by reference documents which are not presented in this Proxy Statement or delivered herewith. The Company will provide without charge to each person to whom a copy of this Proxy Statement is delivered, upon the written or oral request of any such persons, copies of such documents (other than certain exhibits). Requests for copies should be addressed to: Corporate Secretary, LaserSight Incorporated, 12161 Lackland Road, St. Louis, Missouri 63146, telephone: (314) 469-3220.

                              STOCKHOLDER PROPOSALS

     Proposals of stockholders which are intended to be presented by such stockholders at the Company's 1998 annual meeting of stockholders must have been received by the Company no later than January 21, 1998, in order that they may be included in the Company's proxy statement relating to the 1998 annual meeting.

                                  OTHER MATTERS

     Please sign, date and return the enclosed proxy in the envelope provided. No postage is required if the envelope is mailed within the United States. If you later decide to attend the Special Meeting and wish to vote your shares in person, you may do so. We will appreciate your giving this matter your prompt attention.


                                      By Order of the Board of Directors,


                                      /s/ Gregory L. Wilson
                                     ----------------------------
                                     Gregory L. Wilson
                                     Secretary

January 30, 1998

                             LASERSIGHT INCORPORATED
                                      PROXY
               SPECIAL MEETING OF STOCKHOLDERS, FEBRUARY 27, 1998

     This Proxy is solicited on behalf of the Board of Directors. The undersigned hereby (i) appoints Michael R. Farris, Richard L. Stensrud, and Gregory L. Wilson and each of them as Proxy holders and attorneys, with full power of substitution to appear and vote all of the shares of Common Stock of LaserSight Incorporated which the undersigned shall be entitled to vote at the Special Meeting of Stockholders of the Company, to be held on Friday, February 27, 1998 at 10:00 a.m., St. Louis time, and at any adjournments thereof, hereby revoking any and all proxies heretofore given and (ii) authorizes and directs said Proxy holders to vote all of the shares of Common Stock of the Company represented by this Proxy as follows. If no directions are given below, said shares will be voted "FOR" Proposals 1, 2 and 3.

(1)  APPROVAL OF 1997 PRIVATE PLACEMENT ISSUANCES
FOR      [ ]
AGAINST  [ ]
ABSTAIN  [ ]


(2)  AUTHORIZATION OF ADDITIONAL SHARES OF COMMON STOCK
FOR      [ ]
AGAINST  [ ]
ABSTAIN  [ ]

(3)  ADJOURNMENT OF SPECIAL MEETING, IF NEEDED TO SOLICIT ADDITIONAL PROXIES
FOR      [ ]
AGAINST  [ ]
ABSTAIN  [ ]

(4) In their discretion to act on any other matters which may properly come before the Special Meeting.


PLEASE DATE, SIGN AND RETURN PROMPTLY IN THE ACCOMPANYING ENVELOPE The Board of Directors unanimously recommends that you vote FOR the above proposals.

Signature______________________________________________

Signature______________________________________________
              (IF JOINTLY HELD, BOTH SHOULD SIGN)

Dated: _______________, 1998

Note:
Your signature should be exactly the same as the name imprinted on this proxy. Persons signing as executors, administrators, trustees or in similar capacities should so indicate. For joint accounts, each joint owner must sign.